September 1, 1998

First Union Commercial Mortgage Securities, Inc.
One First Union Center
301 S. College Street
Charlotte, NC 28228

Willkie Farr & Gallagher
153 East 53rd Street
New York, New York 10022

       Re: First Union Commercial Mortgage Securities, Inc.
           Commercial Mortgage Pass-Through Certificates
           Registration Statement on Form S-3
           ------------------------------------------------

Ladies and Gentlemen:

     I am Senior Vice President and Deputy General Counsel of First Union Corporation, the parent of First Union National Bank which is the owner of all issued and outstanding voting stock of First Union Commercial Mortgage Securities, Inc., a North Carolina corporation (the "Registrant"). As such, I am familiar with the Registrant, the registration under the Securities Act of 1933, as amended (the "Act"), of the Registrant's Commercial Mortgage Pass-Through Certificates (the "Certificates"), and the related preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement"). The Certificates are issuable in series under separate pooling and servicing agreements (each such agreement, a "Pooling and Servicing Agreement") among the Registrant and a trustee, a master servicer and/or a special servicer to be identified in the prospectus supplement for such series of Certificates. Each Pooling and Servicing Agreement will be substantially in the form filed as an Exhibit to the Registration Statement.

     In connection with rendering this opinion letter, I have examined such documents as I have deemed necessary. As to matters of fact, I have examined and relied upon representations or certifications of officers of the Registrant or public officials. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to me as copies.



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First Union Commercial Mortgage Securities, Inc.
Willkie Farr & Gallagher
September 1, 1998
Page 2

     In rendering this opinion letter, I express no opinion as to the laws of any jurisdiction other than the laws of the State of North Carolina and the federal laws of the United States, nor do I express any opinion, either implicitly or otherwise, on any issue not expressly addressed below.

     Based upon and subject to the foregoing, I am of the opinion that, were the Registrant to execute and deliver on the date of this opinion the Pooling and Servicing Agreement in substantially the form filed as an Exhibit to the Registration Statement, the Registrant would have the corporate power and authority to enter into and perform all obligations of the Registrant under the Pooling and Servicing Agreement.

     I hereby consent to the filing of this opinion letter as an attachment to the opinion of Willkie Farr & Gallagher, which will be filed as an Exhibit to the Registration Statement, without admitting that I am an "expert" within the meaning of the Act and the rules and regulations thereunder with respect to any part of the Registration Statement, including this opinion.

                                      Very truly yours,



                                      /s/ JERRY M. MILLER
                                      --------------------------------
                                      Jerry M. Miller
                                      Senior Vice President and
                                      Deputy General Counsel

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